Exhibit 10.21

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

by and among

DSW GROUP, INC.

and

THE STOCKHOLDERS NAMED HEREIN

Dated: August 30, 2013

ARTICLE VII CORPORATE GOVERNANCE; CERTAIN OTHER AGREEMENTS		21

7.1	General	21

7.2	Election of Certain Directors	21

7.3	IPO Mechanics	22

7.4	Fundamental Transactions	22

7.5	Information	25

ARTICLE VIII STOCK CERTIFICATE LEGEND		26

8.1	Stock Certificate Legend	26

ARTICLE IX MISCELLANEOUS		27

9.1	Notices	27

9.2	Amendment and Waiver	28

9.3	Specific Performance	29

9.4	Headings	29

9.5	Severability	29

9.6	Entire Agreement	29

9.7	Term of Agreement	30

9.8	Interpretation; Construction	30

9.9	After-Acquired Securities	30

9.10	Governing Law	31

9.11	Consent to Jurisdiction and Service of Process	31

9.12	WAIVER OF JURY TRIAL	31

9.13	Further Assurances	31

9.14	Confidentiality	32

9.15	Public Announcements	32

9.16	Waiver of Corporate Opportunities	32

9.17	Co-Investor Financial Activities	33

9.18	Expenses	33

9.19	Successors and Assigns	33

9.20	Certain Representations and Warranties	33

9.21	Relationship of the Parties	33

9.22	Counterparts	34

ii

SCHEDULES

Schedule 1	Common Share Ownership

EXHIBITS

Exhibit A	Form of Joinder Agreement

iii

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT, dated as of August 30, 2013 (this “Agreement”), by and among DSW Group, Inc., a Delaware corporation (the “Company”), Crestview DSW Investors, L.P., a Delaware limited partnership (“Crestview”), CS NPS, L.P., a Delaware limited partnership (the “Co-Investor”), the other Stockholders set forth on the signature pages hereto and any other Person joined hereto from time to time as a Stockholder in accordance with the terms hereof. Capitalized terms used herein shall have the respective meanings set forth in Article I.

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of July 23, 2013 (the “Merger Agreement”), by and among Crestview, Crestview DSW Merger Sub, Inc., a Delaware corporation (“Merger Sub”), the Company, and DSW Group Holdings, LLC, a Delaware limited liability company, on the date hereof, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger;

WHEREAS, as of the date hereof, after giving effect to the transactions contemplated by the Merger Agreement (including the Merger) and those certain subscription agreements entered into by the Company and each of the Stockholders, each of the Stockholders will hold the number of Common Shares set forth opposite such Stockholder’s name on Schedule 1 hereto; and

WHEREAS, the parties wish to enter into this Agreement to reflect certain agreements with respect to the Company and the Common Shares.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Action” means any action, claim, demand, arbitration, hearing, charge, complaint, investigation, examination, audit, indictment, litigation, suit or other civil, criminal, administrative or investigative proceeding.

“Adjusted EBITDA” means, with respect to any fiscal quarter, EBITDA (as defined in the Credit Agreement) adjusted to reflect the adjustments of the type used in connection with the calculation of “Adjusted EBITDA” as set forth on Exhibit D to the Credit Agreement to the extent such adjustments, without duplication, continue to apply to such fiscal quarter.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“By-laws” means the by-laws of the Company, as may be amended following the date hereof in accordance with the terms of this Agreement.

“Cause” means, with respect to any Management Stockholder, “cause” as such term is defined in such Management Stockholder’s employment agreement or other written services agreement between such Management Stockholder and the Company or any of its Subsidiaries; provided, that if no such agreement which defines “cause” is in effect at the time of determination, Cause shall have the meaning set forth in the Company Incentive Plan.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as may be amended following the date hereof in accordance with the terms of this Agreement.

“Co-Investor” has the meaning set forth in the preamble to this Agreement.

“Co-Investor Change of Control” means a change of direct or indirect ownership or control of the general partner of the Co-Investor that results from any merger, acquisition, joint venture, investment, sale of all or part of the equity, business or assets, or other corporate transaction or transfer undertaken by Credit Suisse or its Affiliates unless the Person subject to such change in ownership or control does not own a material amount of assets other than its interests in the general partner of the Co-Investor with the result that such change in ownership or control is not part of a larger bona fide transaction.

“Co-Investor Entity” has the meaning set forth in Section 9.17.

“Common Shares” means the shares of Common Stock, par value $0.01 per share, of the Company, or any other capital stock of the Company or any other Person into which such stock is reclassified or reconstituted (whether by merger, consolidation or otherwise) (as adjusted for any stock splits, stock dividends, subdivisions, recapitalizations and the like).

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Debt” means, with respect to the Company and its consolidated Subsidiaries as of any date of determination and without duplication, all liabilities or obligations (a) with respect to indebtedness for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (b) in respect of leases or other arrangements conveying the right to use that are required to be classified as capital lease obligations in accordance with GAAP, (c) with respect to notes, bonds, debentures or other securities or other instruments, (d) for the deferred purchase price of property or other assets (including any “earn-outs”), (e) with respect to interest rate or currency swaps, collars, caps and similar hedging obligations, (f) in respect of conditional sale or other title retention agreements with respect to property acquired, (g) with respect to letters of credit, bankers acceptances or similar credit transactions (other than any undrawn amount in respect of such letters of credit or similar credit transactions) or any bank overdrafts or similar charges, (h) with respect to all accrued interest, premiums, penalties, redemption costs, breakage costs and other charges in respect of each of the foregoing in clauses (a) through (g), and (i) of the types referred to in clauses (a) through (h) above of any Person that are either guaranteed (including under any “keep well” or similar arrangement) by, or secured (including under any letter of credit, banker’s acceptance or similar credit transaction) by any lien upon any property or asset owned by, the Company or any of its consolidated Subsidiaries.

“Company Exercise Period” has the meaning set forth in Section 2.4(b).

“Company Incentive Plan” means the equity incentive plan adopted by the Company for the benefit of Persons that are providing, or that have agreed to provide, services to the Company and its Subsidiaries (whether as employees, directors or independent contractors), as in effect from time to time.

“Confidential Information” means any confidential or non-public information with regard to the Company, the Stockholders or any of their respective Affiliates, disclosed or communicated by the Company, the Stockholders or any of their respective Affiliates, whether before or after the date hereof, whether oral or written, and regardless of the manner or form in which it is furnished and including, for the avoidance of doubt, the existence and the terms of this Agreement; provided, that “Confidential Information” shall not include information that (a) is or becomes generally available to the public other than as a result of a direct or indirect disclosure by a Stockholder or any of its Representatives in breach of the provisions of Section 9.14, (b) was within the possession of a Stockholder or any of its Representatives from a source other than the Company or another Stockholder or any of their respective Representatives prior to its being furnished to such Stockholder or such Representative by or on behalf of the Company or another Stockholder or (c) was received from a source other than the Company, another Stockholder or any of their respective Representatives; provided, that in the case of each of clauses (b) and (c), the source of such information was not known by such Stockholder or its Representative, after reasonable inquiry, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information.

“control” means, when used with respect to any specified Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlling” and “controlled” shall have correlative meanings.

“Credit Agreement” means that certain First Lien Credit Agreement, dated as of August 30, 2013, among the DS Waters Enterprises, Inc., a Delaware corporation, DS Waters of America, Inc., a Delaware corporation, the lenders party thereto from time to time, and Barclays Bank PLC, as Administrative Agent for the lenders, as may be amended from time to time or replaced in connection with one or more refinancings.

“Crestview” has the meaning set forth in the preamble to this Agreement.

“Crestview Excluded Transferee” means each Affiliate of any of the Crestview Stockholders and each partner, member, managing director or principal of any of the Crestview Stockholders or any of their Affiliates, or, in the case of any such Person that is an individual, any Member of the Immediate Family of such Person.

“Crestview Stockholders” means, collectively, Crestview, each Crestview Excluded Transferee to whom Common Shares are transferred in compliance with Section 2.6 and, if and to the extent elected by the Majority Crestview Stockholders, each other direct and indirect transferee thereof to whom Common Shares are transferred in compliance with Section 2.6.

“Drag-Along Notice” has the meaning set forth in Section 4.2(a).

“Drag-Along Rightholders” has the meaning set forth in Section 4.2(a).

“Drag-Along Sale” has the meaning set forth in Section 4.2(a).

“Drag-Along Sellers” has the meaning set forth in Section 4.2(a).

“Disinterested Director” means, with respect to any transaction, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Fair Market Value” means, with respect to any Common Share and as of any date of determination, the quotient of (a) an amount equal to (i) the product of (A) 5.7 multiplied by (B) Adjusted EBITDA for the four (4) fiscal quarters most recently then ended, minus (ii) Net Debt, divided by (b) the aggregate number of Common Shares outstanding (determined on a fully-diluted basis).

“Financial Investor” means any non-strategic investor that is a financial investor, including any (a) private equity, venture capital, asset management, hedge or other type of fund, or similar institutional investor, or (b) division or Affiliate, engaged primarily in the business of investing, of a strategic entity, unless as part of a strategic relationship with the Company.

“Financial Services” has the meaning set forth in Section 9.17.

“First Refusal Notice” has the meaning set forth in Section 2.4(a).

“First Refusal Offerees” means (a) the Crestview Stockholders and (b) the Co-Investor (unless the First Refusal Seller is the Co-Investor).

“First Refusal Percentage Share” means, with respect to any First Refusal Offeree, the percentage determined by dividing the outstanding Common Shares held by such First Refusal Offeree by the total number of outstanding Common Shares held by all First Refusal Offerees.

“First Refusal Price” has the meaning set forth in Section 2.4(a).

“First Refusal Seller” has the meaning set forth in Section 2.4(a).

“First Refusal Shares” has the meaning set forth in Section 2.4(a).

“First Refusal Transfer” has the meaning set forth in Section 2.4(c).

“GAAP” means United States generally accepted accounting principles.

“Good Reason” means, with respect to any Management Stockholder, “good reason” as such term is defined in such Management Stockholder’s employment agreement or other written services agreement between such Management Stockholder and the Company or any of its Subsidiaries; provided, that if no such agreement which defines “good reason” is in effect at the time of determination, Good Reason shall have the meaning set forth in the Company Incentive Plan.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“HSR” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IPO” means, with respect to the Company, the Company’s first Public Offering.

“Majority Crestview Stockholders” means, at any time, any combination of Crestview Stockholders holding a majority of all Common Shares held by the Crestview Stockholders as of such time.

“Majority Non-Crestview Stockholders” means, at any time, any combination of Non-Crestview Stockholders holding a majority of all Common Shares held by the Non-Crestview Stockholders as of such time.

“Management Stockholders” means, collectively, those Persons designated as “Management Stockholders” on the signature pages hereto and any director, employee or consultant of the Company or any of its Subsidiaries (other than, for the avoidance of doubt, K. Dillon Schickli and Jim L. Turner) who becomes a signatory hereto from time to time pursuant to Section 9.2(c), and any Permitted Transferee of any of them to which Common Shares are transferred in accordance with the terms, and subject to the conditions, of this Agreement.

“Member of the Immediate Family” means, with respect to any natural Person, (a) each spouse or natural or adopted child of such Person; (b) each natural or adopted child of any Person described in clause (a) above; (c) each trust or other estate planning vehicle created solely for the benefit of one or more of the Persons described in clauses (a) and (b) above; and (d) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (c) above in his or her capacity as such custodian or guardian.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the recitals to this Agreement.

“Net Debt” means an amount equal to (a) Company Debt minus (b) the unrestricted cash and cash equivalents (including marketable securities) of the Company and its consolidated Subsidiaries.

“New Issuance Notice” has the meaning set forth in Section 5.1.

“New Securities” has the meaning set forth in Section 5.1.

“Non-Crestview Stockholder Shares” means all Common Shares owned as of the date hereof or hereafter acquired by the Non-Crestview Stockholders.

“Non-Crestview Stockholders” means the Stockholders other than the Crestview Stockholders.

“Other Agreements” has the meaning set forth in Section 9.19.

“Permitted Transfer” means any transfer by a Non-Crestview Stockholder to a Permitted Transferee in accordance with the terms of this Agreement; provided however, that it shall not be a Permitted Transfer if (a) in connection with such transfer, the economic and control rights with respect to the transferred shares will be separated after giving effect to such transfer or (b) such transfer is intended to monetize such Non-Crestview Stockholder’s interests in the Company.

“Permitted Transferee” means (a) in the case of a Non-Crestview Stockholder that is an individual, any Member of the Immediate Family of such Non-Crestview Stockholder and (b) in the case of a Non-Crestview Stockholder that is an entity, any wholly-owned Affiliate of such Non-Crestview Stockholder; provided, that in the case of the Co-Investor, each of (i) the limited partners of the Co-Investor, (ii) any entity controlled by or under common control with the limited partners of the Co-Investor and (iii) any entity of which any limited partner of the Co-Investor is the primary beneficiary shall also be considered a Permitted Transferee of the Co-Investor.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Preemptive Rightholder” has the meaning set forth in Section 5.2.

“pro rata” means, with respect to a given Stockholder, a percentage determined by dividing (a) the total number of Common Shares then owned by such Stockholder by (b) the total number of Common Shares then outstanding.

“Proportionate Percentage” has the meaning set forth in Section 5.2.

“Proposed Price” has the meaning set forth in Section 5.1.

“Public Offering” means any offer for sale of Common Shares pursuant to an effective registration statement (other than on Form S-8 or comparable form) filed with the SEC under the Securities Act in which the aggregate price to the public of all Common Shares sold in such offering exceeds $75,000,000; provided, that following such offering the Common Shares are listed on a United States national securities exchange or quoted on a United States automated quotation system.

“Representatives” has the meaning set forth in Section 9.14.

“Repurchase Notice” has the meaning set forth in Section 6.2.

“Repurchase Securities” has the meaning set forth in Section 6.1.

“Right of First Refusal” means the right of first refusal provided to the Company and, if the Company declines, to the Crestview Stockholders and the Co-Investor pursuant to Section 2.4.

“Securities Act” means the United States Securities Act of 1933.

“Similar Business” means any business, the majority of whose revenues are derived from (a) business or activities conducted by the Company and its Subsidiaries on the date hereof or immediately prior to any amendment, waiver or refinancing of the Credit Agreement, (b) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business substantially similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or otherwise involving the manufacturing, sale or delivery of consumer products (excluding any business involving the manufacturing, sale or delivery of alcohol or tobacco in any material respect) or (c) any other business or activities that are approved by a majority of the members of the Board of Directors that are not employees, principals, partners or managing directors of Crestview Partners (including, for so long as the Co-Investor is entitled to nominate a director in accordance with Section 7.2(a), the approval of the director nominated by the Co-Investor).

“StepStone Stockholders” means, collectively, StepStone K Strategic Opportunities Fund, L.P., a Cayman exempt limited partnership, and StepStone XL Opportunities Fund, L.P., a Delaware limited partnership.

“Stockholders” means the Crestview Stockholders, the Management Stockholders, the Co-Investor and any other holders of Common Shares, including any such holders joined hereto from time to time after the date hereof in accordance with the terms hereof.

“Subsequent Exercise Period” has the meaning set forth in Section 2.4(b).

“Subsidiaries” means, with respect to any Person, any Affiliate controlled by such Person directly or indirectly through one or more intermediaries.

“Tag-Along Notice” has the meaning set forth in Section 4.1(b).

“Tag-Along Offered Shares” has the meaning set forth in Section 4.1(a).

“Tag-Along Percentage Share” means, with respect to any Tag-Along Rightholder, the percentage determined by dividing the outstanding shares of Common Stock held by such Tag-Along Rightholder by the total number of outstanding shares of Common Stock held by all Tag-Along Rightholders.

“Tag-Along Purchaser” has the meaning set forth in Section 4.1(a).

“Tag-Along Rightholder” has the meaning set forth in Section 4.1(a).

“Tag-Along Rightholder’s Offer” has the meaning set forth in Section 4.1(b).

“Tag-Along Sale” has the meaning set forth in Section 4.1(a).

“Tag-Along Selling Stockholder” has the meaning set forth in Section 4.1(a).

“Termination” means the cessation of a Management Stockholder’s employment or service relationship with the Company or any of its Subsidiaries for any reason.

“Third Party Non-Crestview Transferee” has the meaning set forth in Section 2.4(a).

“transfer” means any direct or indirect sale, assignment, pledge, lease, hypothecation, mortgage, gift or creation of security interest, lien or trust (voting or otherwise) or other encumbrance or other disposition (by operation of law or otherwise) of any Common Shares or any New Securities and “transferor” and “transferee” shall have correlative meanings; provided that any Co-Investor Change of Control shall not constitute a “transfer” under this Agreement of the Common Shares or any New Securities held by the Co-Investor.

“Transferor Stockholder” has the meaning set forth in Section 2.2.

“Voluntary Termination” means, with respect to a Management Stockholder, a Termination by such Management Stockholder for any reason, other than a Termination for Good Reason.

ARTICLE II

RESTRICTIONS ON TRANSFER OF SHARES

2.1 Limitation on Transfer by Non-Crestview Stockholders. Except as otherwise permitted in Section 2.2, prior to an IPO, no Non-Crestview Stockholder shall transfer any Common Shares or any right, title or interest therein or thereto, it being understood that any such transfer not in accordance with Section 2.2 and the other provisions of this Article II will be deemed to constitute a transfer by such Non-Crestview Stockholder in violation of this Agreement, shall be null and void ab initio and shall not be recognized by the Company.

2.2 Certain Allowable Transfers by Non-Crestview Stockholders. The provisions of Section 2.1 shall not apply to the following transfers of Common Shares by a Non-Crestview Stockholder effected in accordance with, and subject to the conditions of, this Section 2.2 and the other provisions of this Article II:

(a) any Permitted Transfer;

(b) any transfer to the Company;

(c) any transfer to any Crestview Stockholder;

(d) any transfer to any Person approved in writing by the Majority Crestview Stockholders; or

(e) any transfer pursuant to a Drag-Along Sale or a Tag-Along Sale;

provided, however, that, in the case of clause (a), and if required by the Majority Crestview Stockholders under clause (d), such transfer shall be effected by an agreement or other instrument that shall provide that such Non-Crestview Stockholder transferor (other than the Co-Investor) retains the exclusive power to exercise all rights under this Agreement with respect to the transferred interests and, in the event that such Non-Crestview Stockholder transferor (other than the Co-Investor) shall no longer retain such exclusive power, such transfer shall be deemed null and void ab initio and such transferred interests shall automatically revert to such Non-Crestview Stockholder transferor (in each case other than in the event of such Non-Crestview Stockholder transferor’s death). A Permitted Transferee of Common Shares pursuant to Section 2.2(a) may transfer its, his or her Common Shares pursuant to Section 2.2(a) only to (i) the Non-Crestview Stockholder who transferred such Common Shares to such Permitted Transferee (the “Transferor Stockholder”) or (ii) a Person that would be a Permitted Transferee of such Transferor Stockholder at the time of such subsequent transfer.

2.3 Permitted Transfer Procedures. In connection with any Permitted Transfer by a Non-Crestview Stockholder under Section 2.2(a), such Non-Crestview Stockholder shall provide written notice to the Company of such a transfer not less than ten (10) Business Days prior to effecting such transfer, which notice shall state the name and address of each Permitted Transferee to whom such transfer is proposed to be made, the relationship of such Permitted Transferee to such Non-Crestview Stockholder and the number of Common Shares proposed to be transferred to such Permitted Transferee; provided, that in the case of a transfer occasioned by death, such notice shall be given as promptly as practicable following such Non-Crestview Stockholder’s death.

2.4 Right of First Refusal.

(a) Notice of Intention to Transfer. Until the consummation of an IPO, if, following approval by the Majority Crestview Stockholders pursuant to Section 2.2(d), a Non-Crestview Stockholder desires to transfer any Non-Crestview Stockholder Shares to any Person that is not a Permitted Transferee of such Non-Crestview Stockholder (any such Person, a “Third Party Non-Crestview Transferee”) pursuant to a binding offer by such Third Party Non-Crestview Transferee to purchase such Non-Crestview Stockholder Shares in a bona fide transaction for consideration consisting solely of cash, then such Non-Crestview Stockholder (the “First Refusal Seller”) shall first offer such Non-Crestview Stockholder Shares to the Company and the First Refusal Offerees by simultaneously sending the Company and each of the First Refusal Offerees written notice of the First Refusal Seller’s intention to make such a transfer (the “First Refusal Notice”). The First Refusal Notice shall include a copy of the offer and all other documents and instruments related thereto and shall state (i) the name, address and phone number of each proposed Third Party Non-Crestview Transferee; (ii) the aggregate number of Non-Crestview Stockholder Shares desired to be transferred to each Third Party Non-Crestview Transferee (the “First Refusal Shares”) and (iii) the aggregate cash purchase price and the per share cash purchase price for the First Refusal Shares offered by such Third Party Non-Crestview Transferee (the “First Refusal Price”). The First Refusal Notice shall constitute a binding and irrevocable offer of the First Refusal Seller to sell the First Refusal Shares at the First Refusal Price unless and until the Right of First Refusal shall have been waived by, or shall have expired with respect to, the Company and each of the First Refusal Offerees, respectively.

(b) Exercise Periods. For a period of thirty (30) days after the date on which the First Refusal Notice is, pursuant to Section 9.1 hereof, deemed to have been delivered (the “Company Exercise Period”), the Company shall have the right, but not the obligation, to elect to purchase all of the First Refusal Shares on the terms set forth in the First Refusal Notice by delivering written notice of such election to the First Refusal Seller with a copy to the First Refusal Offerees. In the event that the Company expressly declines or is deemed to have waived its right to purchase all the First Refusal Shares pursuant to this Section 2.4(b), then for a period of thirty (30) days after the Company Exercise Period (the “Subsequent Exercise Period”), each of the First Refusal Offerees shall have the right, but not the obligation, to elect to purchase the First Refusal Shares by delivering written notice of such election to the First Refusal Seller. If more than one First Refusal Offeree delivers such a notice, the First Refusal Shares shall be allocated among the electing First Refusal Offerees on a pro rata basis (based on the electing First Refusal Offerees’ relative First Refusal Percentage Shares; provided, that the aggregate First Refusal Percentage Shares of all Crestview Stockholders shall be allocated among the Crestview Stockholders in accordance with the directions of the Crestview Stockholders in the event any Crestview Stockholder delivers such a notice). If the Company shall not have delivered written notice exercising its Right of First Refusal prior to the expiration of the Company Exercise Period, then the Company shall so notify the First Refusal Offerees and shall be deemed to have waived the Right of First Refusal with respect to the First Refusal Shares. If any First Refusal Offeree shall not have delivered written notice exercising its Right of First Refusal prior to the expiration of the Subsequent Exercise Period, then such First Refusal Offeree shall be deemed to have waived its Right of First Refusal with respect to the First Refusal Shares.

(c) Sale to Third Party Non-Crestview Transferee(s). In the event that the Company and the First Refusal Offerees expressly decline or are deemed to have waived their rights to purchase the First Refusal Shares pursuant to Section 2.4(b), then for a period of six (6) months following the Subsequent Exercise Period, such First Refusal Seller shall be permitted to consummate a transfer of the First Refusal Shares on the terms set forth in the First Refusal Notice to the proposed Third Party Non-Crestview Transferee(s) identified therein (the “First Refusal Transfer”). If the First Refusal Seller does not consummate the First Refusal Transfer within the time period specified in this Section 2.4(c), then the First Refusal Seller shall be required to separately comply with the terms and provisions of this Section 2.4 in order to consummate such First Refusal Transfer and any subsequent proposed transfer of First Refusal Shares pursuant to this Section 2.4.

2.5 Closing of Sale of First Refusal Shares.

(a) Closing Date. The closing of a sale of First Refusal Shares to the Company or the First Refusal Offerees (as applicable) will take place at such time and place as the Company or the First Refusal Offerees (as applicable) shall reasonably specify; provided, however, that such closing shall occur no later than forty-five (45) days (plus such number of additional days (if any) necessary to allow the expiration or termination of all waiting periods under HSR applicable to such sale) after acceptance of an offer to purchase such shares.

(b) Closing Actions and Deliverables. In connection with any transfer pursuant to this Section 2.5, the First Refusal Seller shall, with respect to herself, himself or itself, or any Person within her, his or its control, take, or cause to be taken, all actions, and do, or cause to be done, all things necessary or advisable to expeditiously consummate and make effective such transfer and any related transactions, including: executing, acknowledging and delivering any purchase agreement, which shall include customary representations and warranties, and any consents, assignments and other documents or instruments reasonably required to consummate the proposed transfer to such proposed purchaser; filing any required applications, reports, returns, filings and other documents or instruments with Governmental Authorities (including in respect of HSR); bearing all of its own costs and expenses incurred in connection with such transfer; and otherwise reasonably cooperating with the purchaser. At the closing, the First Refusal Seller shall deliver to the purchaser the certificates evidencing the Common Shares to be sold by such First Refusal Seller, duly endorsed in blank by the Person(s) in whose name the certificate is issued or accompanied by a duly executed instrument of assignment separate from the certificate, in each case with signature guaranteed, free and clear of any liens or encumbrances, and with any stock (or equivalent) transfer tax stamps affixed, against delivery of the applicable consideration in cash and/or cash equivalents.

2.6 Transfers in Compliance with Law. In addition to all the other terms and conditions in this Agreement, the transferring Stockholder shall ensure that, and no transfer of Common Shares shall be effective for any purpose unless, prior to such transfer:

(a) the transferee has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument substantially in the form attached hereto as Exhibit A;

(b) the transfer complies in all respects with the applicable provisions of this Agreement;

(c) the transfer complies in all respects with applicable federal and state securities laws, including the Securities Act; and

(d) if requested by the Company, an opinion of counsel to such transferring Stockholder or such other evidence as is reasonably satisfactory to the Company, shall be supplied to the Company, at such transferring Stockholder’s expense, to the effect that such transfer complies with the applicable federal and state securities laws.

2.7 Substitution of Transferee. Upon becoming a party to this Agreement, (a) if and to the extent elected by the Majority Crestview Stockholders, a transferee of any Crestview Stockholder shall be substituted for, and shall enjoy the same rights and be subject to the same obligations as, the transferring Crestview Stockholder hereunder with respect to the Common Shares transferred to such transferee and (b) a transferee of a Non-Crestview Stockholder shall be substituted for, and shall enjoy the same rights and be subject to the same obligations as, such transferring Non-Crestview Stockholder hereunder with respect to the Common Shares transferred to such transferee.

2.8 No Transfers to Competitors. Notwithstanding any provision in this Agreement to the contrary, in no event shall any transfer (except pursuant to Sections 2.2(d) or (e)) of Common Shares by a Non-Crestview Stockholder be made to a Person who is a competitor (or an Affiliate thereof) of the business of the Company and its Subsidiaries, it being understood that any transfer in violation of this Section 2.8 shall be null and void ab initio and shall not be recognized by the Company.

ARTICLE III

REGISTRATION RIGHTS

3.1 Registration Rights. In connection with an IPO, the Company shall enter into a registration rights agreement containing terms and conditions determined by the Majority Crestview Stockholders, which shall include (a) demand registration rights for the benefit of the Crestview Stockholders and two demand registration rights for the benefit of the Co-Investor until such time as the Co-Investor is permitted to sell Common Shares under Rule 144 under the Securities Act without limit as to volume or manner of sale; provided, that the Co-Investor shall not be entitled to (i) exercise its first demand registration until at least one hundred and eighty (180) days following the consummation of an IPO, (ii) exercise its second demand registration until at least eighteen (18) months following the exercise of its first demand registration or (iii) exercise a demand registration for less than twenty million dollars ($20,000,000); and (b) customary piggyback registration rights for the benefit of the Stockholders, subject to blackout, pro rata cutback (provided, that each such Stockholder shall have the right to sell, on a pro rata basis, the same percentage of Common Shares at the same time as, and on terms no less favorable than, the other Stockholders), lock-up and other customary provisions (including reasonable expense reimbursement of one counsel to all selling Stockholders in a registration, such counsel to be selected by Stockholders holding a majority of the Common Shares being registered in a registration).

3.2 Holdback Agreements. In connection with any Public Offering, to the extent requested by the Company, or the underwriter of such offering, each Stockholder agrees to enter into a customary lock-up agreement requiring such Stockholder not to effect any public distribution of any Common Shares, or offer or contract to sell (including any short sale), grant any option to purchase or enter into any hedging or similar transaction with the same economic effect as a sale of any Common Shares.

ARTICLE IV

TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS

4.1 Tag-Along Rights.

(a) Except in the case of a transfer pursuant to Section 4.2, if, at any time prior to an IPO, any Crestview Stockholder (a “Tag-Along Selling Stockholder”) proposes to transfer Common Shares or New Securities of the Company to one or more Persons other than any Crestview Excluded Transferee (a “Tag-Along Purchaser”) (excluding any transfer or transfers of Common Shares that, in the aggregate for all such transfers, do not represent more than five percent (5%) of the Common Shares held by the Crestview Stockholders as of the date hereof) (such transfer pursuant to this Section 4.1, a “Tag-Along Sale”), then each other Stockholder (each, a “Tag-Along Rightholder”) shall have the right to transfer to such Tag-Along Purchaser, upon the same terms and conditions as the Tag-Along Selling Stockholder as set forth in the

Tag-Along Notice, up to a number of Common Shares or such class of New Securities, as applicable, held by such Tag-Along Rightholder as of the date of the Tag-Along Notice (the “Tag-Along Offered Shares”) such that (i) the quotient obtained by dividing (A) the number of Common Shares or such class of New Securities, as applicable, to be sold by such Tag-Along Rightholder in such Tag-Along Sale by (B) the number of Common Shares or such class of New Securities, as applicable, owned by such Tag-Along Rightholder as of the time of the Tag-Along Sale is equal to (ii) the quotient obtained by dividing (A) the number of Common Shares or such class of New Securities, as applicable, to be sold by the Tag-Along Selling Stockholders in such Tag-Along Sale by (B) the number of Common Shares or such class of New Securities, as applicable, owned by the Tag-Along Selling Stockholder(s) as of the time of the Tag-Along Sale, and the number of Common Shares or such class of New Securities, as applicable, to be sold by the Tag-Along Selling Stockholder shall be correspondingly reduced.

(b) At least thirty (30) days prior to any transfer subject to this Section 4.1, the Tag-Along Selling Stockholder shall provide written notice to each Tag-Along Rightholder of such proposed transfer (the “Tag-Along Notice”). The Tag-Along Notice shall include a copy of such offer and shall set forth: (i) the name, address and phone number of the proposed Tag-Along Purchaser; (ii) the proposed form of consideration and terms and conditions of payment offered by such Tag-Along Purchaser; (iii) the aggregate number of Common Shares or New Securities, as applicable, that such Tag-Along Selling Stockholder proposes to sell to such Tag-Along Purchaser; and (iv) the aggregate purchase price and the per share purchase price offered by such Tag-Along Purchaser (or a reasonable estimate of the maximum and minimum aggregate purchase price and maximum and minimum per share purchase price). The tag-along rights provided by this Section 4.1 shall be exercised, if at all, by any Tag-Along Rightholder no later than thirty (30) days following receipt of the Tag-Along Notice, by delivery of a written irrevocable offer (the “Tag-Along Rightholder’s Offer”) to the Tag-Along Selling Stockholder to transfer all of its Tag-Along Percentage Share of the Tag-Along Offered Shares as part of the Tag-Along Sale. The failure of a Tag-Along Rightholder to deliver a Tag-Along Rightholder’s Offer on or before the thirtieth (30) day following receipt of the Tag-Along Notice shall be deemed to be a waiver of such Tag-Along Rightholder’s rights under this Section 4.1. Subject to the other terms herein, delivery of the Tag-Along Rightholder’s Offer will constitute an irrevocable commitment by such Tag-Along Rightholder to sell all of its Tag-Along Offered Shares on the terms set forth in such Tag-Along Rightholder’s Offer and shall obligate the Tag-Along Selling Stockholder to include such Tag-Along Rightholder’s Tag-Along Offered Shares in such Tag-Along Sale if and when consummated.

(c) If the Tag-Along Selling Stockholder has not consummated the Tag-Along Sale prior to the date that is six (6) months (plus such number of additional days (if any) necessary to allow the expiration or termination of all waiting periods under HSR applicable to such Tag-Along Sale) after the date that the Tag-Along Notice is delivered (for any reason other than the failure of a Tag-Along Rightholder to sell its shares under this Section 4.1), the Tag-Along Notice shall be null and void, and it shall be necessary for a separate Tag-Along Notice to be furnished, and the terms and provisions of this Section 4.1 separately complied with, in order to consummate any subsequent Tag-Along Sale pursuant to this Section 4.1. Notwithstanding any other provision of this Section 4.1, there shall be no liability on the part of any Tag-Along Selling Stockholder to any other Stockholder arising from the failure of any Tag-Along Selling Stockholder to consummate the Tag-Along Sale for any reason, and the decision to consummate such Tag-Along Sale shall be in the sole discretion of the Tag-Along Selling Stockholder.

4.2 Drag-Along Rights.

(a) If, at any time prior to an IPO, any of the Crestview Stockholders (the “Drag-Along Rightholders”) proposes to transfer to one or more Persons other than any Crestview Excluded Transferee (whether pursuant to a stock purchase, merger or otherwise) more than fifty percent (50%) of the Common Shares outstanding as of the date thereof or all or substantially all of the assets of the Company and its Subsidiaries (a “Drag-Along Sale”), the Drag-Along Rightholders shall have the right, but (subject to Section 4.1) not the obligation, to require all but not less than all of the other Stockholders (the “Drag-Along Sellers”), pursuant to a written notice delivered to such Drag-Along Sellers (the “Drag-Along Notice”), to transfer (or, in the case of any asset sale or merger, to vote, as further provided in Section 4.3(a)), upon the same terms and conditions as the Drag-Along Rightholders as set forth in the Drag-Along Notice, a number of Common Shares held by such Drag-Along Sellers such that (i) the quotient obtained by dividing (A) the number of Common Shares to be sold by such Drag-Along Rightholders in such Drag-Along Sale by (B) the number of Common Shares owned by such Drag-Along Rightholders as of the time of the Drag-Along Sale is equal to (ii) the quotient obtained by dividing (A) the number of Common Shares to be sold by the Drag-Along Seller in such Drag-Along Sale by (B) the number of Common Shares owned by the Drag-Along Seller as of the time of the Drag-Along Sale. The Drag-Along Notice shall include a copy of such offer and shall set forth: (i) the name, address and phone number of the proposed purchaser; (ii) the proposed form of consideration and terms and conditions of payment offered by such purchaser; (iii) the aggregate number of Common Shares that such Drag-Along Rightholder proposes to sell to such purchaser; and (iv) the aggregate purchase price and the per share purchase price to be paid by such purchaser (or a reasonable estimate of the maximum and minimum aggregate purchase price and maximum and minimum per share purchase price).

(b) If the Drag-Along Rightholders have not consummated the Drag-Along Sale prior to the date that is six (6) months (plus such number of additional days (if any) necessary to allow the expiration or termination of all waiting periods under HSR applicable to such Drag-Along Sale) after the date the Drag-Along Notice is delivered, the Drag-Along Notice shall be null and void, each Drag-Along Seller shall be released from his or its obligation under the Drag-Along Notice and it shall be necessary for a separate Drag-Along Notice to be furnished, and the terms and provisions of this Section 4.2 separately complied with, in order to consummate such proposed sale pursuant to this Section 4.2. Notwithstanding any other provision of this Section 4.2, there shall be no liability on the part of any Drag-Along Rightholder to any other Stockholder arising from the failure of any Drag-Along Rightholder to consummate the Drag-Along Sale for any reason, and the decision to consummate such Drag-Along Sale shall be in the sole discretion of the Drag-Along Rightholder.

4.3 Provisions Applicable to Tag-Along and Drag-Along Sales.

(a) Each Stockholder participating in a proposed transfer under Section 4.1 or 4.2, in her, his or its capacity as a stockholder, shall, with respect to herself, himself or itself or any Person within her, his or its control, take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary or advisable expeditiously to consummate and make effective such transfer and any related transactions, including: executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; voting any Common Shares over which such Stockholder has voting power; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with Governmental Authorities; and otherwise reasonably cooperating with the selling Crestview Stockholders and the prospective buyer. In connection with any such transfer, if reasonably requested by the Crestview Stockholders, each such Stockholder agrees to execute and deliver agreements, applicable to all Stockholders, to (i) make individual customary representations and warranties, covenants and other agreements (other than any non-competition covenants or agreements) as to, among other things, the unencumbered title to its Common Shares and the power, authority and legal right to transfer such Common Shares, (ii) provide for contingent or deferred payment of a portion of the aggregate purchase price and the establishment of an escrow account or other form of holdback in connection therewith, (iii) provide that the liability of each such Stockholder (whether by purchase price adjustment, indemnification or otherwise) (A) is, except in respect of any indemnification to be made from any escrow account or other form of holdback, several, not joint, and shall be pro rata in accordance with such Stockholder’s ownership of the Common Shares transferred in such sale and (B) is otherwise limited to the aggregate consideration received in respect of the Common Shares transferred by such Stockholder in such sale, and (iv) be subject to confidentiality restrictions in respect of the business of the Company and its Subsidiaries.

(b) The closing of a sale pursuant to Section 4.1 or 4.2 will take place at such time and place as the selling Crestview Stockholders shall specify by notice to each participating Stockholder. At such closing, each participating Stockholder shall deliver the certificates evidencing the Common Shares to be sold by such Stockholder, duly endorsed in blank by the Person(s) in whose name the certificate is issued or accompanied by a duly executed instrument of assignment separate from the certificate, in each case with signature guaranteed, free and clear of any liens or encumbrances, and with any stock (or equivalent) transfer tax stamps affixed, against delivery of the applicable consideration.

(c) In any sale pursuant to Section 4.1 or 4.2, the Crestview Stockholders may receive all or any portion of the consideration per share (other than cash) in form and combination different from some or all of the other participating Stockholders; provided, that, in connection with any such sale, the Co-Investor and the other participating Stockholders shall (i) receive the benefit of reasonably comparable rights (including registration rights) to the rights received by the Crestview Stockholders, based on the proportion of shares sold, and (ii) be entitled to receive the same form or forms of consideration as the Crestview Stockholders receive in such sale (and if the Crestview Stockholders have an option to receive one or more forms of consideration, then the Co-Investor and the other participating Stockholders shall receive the same option).

ARTICLE V

FUTURE ISSUANCE OF SHARES; PREEMPTIVE RIGHTS

5.1 Offering Notice. Except for capital stock which may be issued (a) to employees of the Company or any of its Subsidiaries (i) pursuant to a stock option plan (including the Company Incentive Plan) or other employee benefit arrangement approved, in each case, in advance by the Board of Directors (including capital stock issued upon exercise of any such option or other equity-based awards) or (ii) in lieu of amounts otherwise payable to such employees pursuant to the Transaction Management Incentive Plan of DS Waters of America, Inc., (b) pursuant to a stock split, stock dividend, reorganization or recapitalization applicable to all of the Common Shares then outstanding, (c) in connection with an IPO, (d) as consideration paid for any bona fide business combination, debt financing or acquisition, (e) to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a bona fide debt financing, equipment leasing or real property leasing transaction or (f) as consideration payable for any other business relationship the primary purpose of which is not to raise capital, including for the acquisition or license of assets or property by the Company or its Subsidiaries, joint venture or development activities or the provision or performance of the Company’s or its Subsidiaries’ products and services, if, prior to the consummation of an IPO, the Company wishes to issue and sell any shares of capital stock or any security convertible into or exchangeable for shares of capital stock of the Company or any of its Subsidiaries (other than issuances by a Subsidiary of the Company to the Company or one or more of its other Subsidiaries) (the “New Securities”), then the Company shall give written notice to the Stockholders (the “New Issuance Notice”) at least forty-five (45) days prior to the issuance and sale of the New Securities, which shall state (i) the number of shares of New Securities proposed to be issued and sold, (ii) a description of the New Securities Proposed to be issued, including all of the material terms and provisions thereof and (iii) the proposed purchase price per share of the New Securities (the “Proposed Price”); provided, that no issuance of New Securities made in reliance on clauses (a), (d), (e) or (f) of this Section 5.1 may be made to any Crestview Stockholders or any Affiliates thereof.

5.2 Stockholder Option. For a period of forty-five (45) days after the New Issuance Notice is delivered pursuant to Section 5.1, each Stockholder (each, a “Preemptive Rightholder”) shall have the right to elect to purchase up to its Proportionate Percentage (as hereinafter defined) of the New Securities at a purchase price equal to the Proposed Price and upon the terms and conditions set forth in the New Issuance Notice. Each such Preemptive Rightholder shall have the right to purchase up to a percentage of the New Securities determined by dividing (a) the total number of Common Shares owned by such Preemptive Rightholder as of the date of the New Issuance Notice by (b) the total number of outstanding Common Shares as of the date of the New Issuance Notice (the “Proportionate Percentage”).

5.3 Exercise of Options. The right of each Preemptive Rightholder to purchase the New Securities under Section 5.2 shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the forty-five (45) day period referred to in Section 5.2, to the Company. The failure of a Preemptive Rightholder to respond prior to the expiration of such forty-five (45) day period shall be deemed to be a waiver of such Preemptive Rightholder’s rights under Section 5.2 with respect to the issuance of New Securities on the terms set forth in the New Issuance Notice. In the event that any such Preemptive Rightholder does not subscribe to purchase all of its Proportionate Percentage of such unsubscribed shares, each of the Crestview Stockholders and the Co-Investor shall have the right to purchase such unsubscribed shares on a pro rata basis (based on the Crestview Stockholders’ and the Co-Investor’s relative Proportionate Percentages). Notwithstanding anything in this Article V to the contrary, the Crestview Stockholders shall have the right to purchase New Securities before giving effect to the expiration of the forty-five (45) day offer period set forth in Section 5.2; provided, that (a) the other Preemptive Rightholders shall thereafter have the benefit of such offer period to purchase New Securities (either from the Company or the Crestview Stockholders), so as to give effect to the provisions of Section 5.2 and this Section 5.3, at the same price and on the same terms as the Crestview Stockholders and (b) if the Crestview Stockholders waive their rights with respect to any issuance of New Securities, then all other Preemptive Rightholders shall be deemed to have also waived their rights with respect to such issuance of New Securities and the procedures set forth in this Article V shall not apply to such issuance; provided, however, that if such New Securities are issued to a Financial Investor, then such waiver shall not apply with respect to the Co-Investor.

5.4 Closing. The closing of the purchase of New Securities subscribed for by the Preemptive Rightholders under Section 5.3 shall be held at the principal office of the Company and shall occur on the later of (a) forty-five (45) days following delivery of the New Issuance Notice to the Stockholders and (b) the effective date of the issuance of such New Securities. At such closing, (i) the Company shall deliver certificates representing the New Securities, and the New Securities shall be issued free and clear of all liens and encumbrances (other than restrictions on transfer pursuant to this Agreement and applicable securities laws) and the Company shall so represent and warrant, and further represent and warrant that such New Securities shall be, upon issuance thereof to the subscribing Preemptive Rightholders and after payment therefor, duly authorized, validly issued, fully paid and nonassessable, (ii) each Preemptive Rightholder purchasing the New Securities shall deliver cash payment in full in immediately available funds for the New Securities purchased by her, him or it and (iii) all of the parties to the transaction shall execute such additional documents as the Company otherwise determines are necessary or appropriate to consummate such transaction. If the closing of a sale of New Securities is not consummated within a six (6) month period (plus such number of additional days (if any) necessary to allow the expiration or termination of all waiting periods under HSR applicable to such sale) after the date upon which the New Issuance

Notice is given or if the principal terms of such sale change such that the terms are, in the aggregate, more favorable in any material respect to the Preemptive Rightholder than those in the New Issuance Notice, for any reason, then the restrictions provided for herein shall again become effective, and no issuance and sale of New Securities may be made thereafter by the Company without again offering the same to the Stockholders in accordance with this Article V. Notwithstanding any other provision of this Article V, there shall be no liability on the part of the Company to any Preemptive Rightholder arising from the failure of the Company to consummate the sale of New Securities for any reason, and the decision to consummate such sale shall be in the sole discretion of the Company; provided, that in the event that the Company sells New Securities to any Preemptive Rightholder that subscribed for its Proportionate Percentage of New Securities, the Company shall be obligated to sell New Securities to each other Preemptive Rightholder that subscribed for its Proportionate Percentage.

5.5 Unsubscribed Shares. If, pursuant to Section 5.3, all of the New Securities are not subscribed for by the Preemptive Rightholders, the Company may sell the New Securities not so purchased by the Preemptive Rightholders on terms and conditions that are, in the aggregate, no more favorable to the purchaser than those set forth in the New Issuance Notice. The closing of any issue and purchase of New Securities pursuant to this Section 5.5 shall be held at any time (prior to the expiration of the period set forth in the third sentence of Section 5.4) and place as the parties to the transaction may agree.

ARTICLE VI

RIGHTS UPON TERMINATION

6.1 Repurchase Option Upon Termination. In the event of the Termination of a Management Stockholder, all Common Shares held (directly or indirectly) by such Management Stockholder or any of her, his or its Permitted Transferees (collectively, the “Repurchase Securities”) shall be subject to optional repurchase by the Company as set forth in this Article VI.

6.2 Company Repurchase Rights. The Company may elect to purchase all or any portion of the Repurchase Securities by notifying the applicable Management Stockholder in writing (the “Repurchase Notice”) within one hundred eighty (180) days (or such shorter period as is reasonably determined by the Board of Directors) following the effective date of Termination. The Repurchase Notice shall set forth the number of such Repurchase Securities to be acquired, the aggregate consideration to be paid for such Repurchase Securities and the time and place for the closing of the repurchase. At the election of the Majority Crestview Stockholders, the Company shall assign its right to repurchase the Repurchase Securities to the Crestview Stockholders and the Co-Investor, each of whom shall thereupon be entitled to purchase up to its pro rata share of the Repurchase Securities that the Company would have otherwise been entitled to purchase pursuant to this Section 6.2.

6.3 Purchase Price of Repurchase Securities.

(a) In the event of (i) a Termination of a Management Stockholder for Cause or (ii) a Voluntary Termination on or prior to January 31, 2015, the purchase price for the Repurchase Securities shall be the lesser of (A) the purchase price paid by such Management Stockholder in connection with the acquisition by such Management Stockholder of the Repurchase Securities to be repurchased (it being agreed that, (x) in the case of Common Shares acquired upon the exercise of an option, the purchase price paid by such Management Stockholder shall be deemed to be the exercise price of such option and (y) in the case of Common Shares acquired by any Management Stockholder pursuant to a subscription agreement executed and delivered on the date hereof, the purchase price paid by such Management Stockholder shall be $100.00 per share) and (B) the Fair Market Value of the Repurchase Securities to be repurchased determined as of the effective date of Termination.

(b) The purchase price for the Repurchase Securities in connection with the Termination of a Management Stockholder for any reason other than as described in Section 6.3(a) shall be the Fair Market Value of the Repurchase Securities to be repurchased determined as of the effective date of Termination.

6.4 Procedures. The Board of Directors shall determine the procedures as are necessary to permit the Company and/or the Crestview Stockholders and the Co-Investor to exercise their rights under this Article VI. The purchaser of the Repurchase Securities shall pay the purchase price therefor either, at such purchaser’s option, with a promissory note or by cash payment in full in immediately available funds to the applicable Management Stockholder or her, his or its applicable Permitted Transferee, and such Management Stockholder or her, his or its applicable Permitted Transferee shall (a) deliver the certificates evidencing the Repurchase Securities to be repurchased, duly endorsed in blank by the Person(s) in whose name the certificate is issued or accompanied by a duly executed instrument of assignment separate from the certificate, in each case with signature guaranteed, free and clear of any liens or encumbrances, and with any stock (or equivalent) transfer tax stamps affixed, and (b) represent and warrant as to such Person’s unencumbered title and power, authority and legal right to transfer such Repurchase Securities. The closing of the acquisition of any Repurchase Securities shall occur no later than ninety (90) days following the date of the Repurchase Notice (plus such number of additional days (if any) necessary to allow the expiration or termination of all waiting periods under HSR applicable to such acquisition).

6.5 Acknowledgement Regarding Options. Each Management Stockholder hereby acknowledges and agrees that the Repurchase Securities which the Company or the Crestview Stockholders and the Co-Investor may elect to purchase pursuant to this Article VI shall include any and all Common Shares issued upon the exercise of any option (regardless of whether such option is exercised before or after the effective date of the related Termination).

ARTICLE VII

CORPORATE GOVERNANCE; CERTAIN OTHER AGREEMENTS

7.1 General. From and after the execution and delivery of this Agreement, each Stockholder shall vote her, his or its Common Shares at any regular or special meeting of stockholders of the Company or in any written consent executed in lieu of such a meeting of stockholders, in either case upon any matter arising under this Agreement submitted to a vote of the Stockholders in such a manner as to implement the terms of this Agreement.

7.2 Election of Certain Directors.

(a) The number of directors on the Board of Directors shall initially be six (6). From and after the execution and delivery of this Agreement, each Stockholder shall vote her, his or its Common Shares at any regular or special meeting of stockholders of the Company or in any written consent executed in lieu of such a meeting of stockholders, to elect as directors of the Company (i) the individual who holds the title of Chief Executive Officer of the Company, (ii) one (1) individual nominated from time to time by the Co-Investor and reasonably acceptable to the Crestview Stockholders, for so long as the Co-Investor and its Permitted Transferees, collectively, hold a number of Common Shares equal to at least 333,334 Common Shares (as adjusted for any stock splits, subdivisions, reclassifications and the like), provided that (A) such individual may attend any meeting of the Board of Directors telephonically (it being acknowledged and agreed that the Company shall give such individual at least twenty-four (24) hours’ prior notice of any regular meeting of the Board of Directors) and (B) if such individual is unable to attend any meeting of the Board of Directors for any reason, a designee of the Co-Investor reasonably acceptable to the Crestview Stockholders may attend such meeting on such individual’s behalf, and (iii) any individuals nominated from time to time by the Majority Crestview Stockholders.

(b) The designee of the Co-Investor to the Board of Directors shall be entitled to sit on all committees thereof.

(c) In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any director designated pursuant to Section 7.2(a), the remaining directors and the Company shall cause the vacancy created thereby to be filled by a new designee of the Stockholder(s) who has the right to designate such director as soon as possible, which director shall be designated in the manner specified in Section 7.2(a), and the Company hereby agrees to take, at any time and from time to time, all actions reasonably necessary to accomplish the same.

(d) Each of the Stockholders agrees to use its commercially reasonable efforts to cause the election of each such designee to the Board of Directors, including nominating such individuals to be elected as members of the Board of Directors. In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Director designated pursuant to Section 7.2(a) and the remaining directors pursuant to Section 7.2(c) have not caused the vacancy created thereby to be filled by a new designee of the applicable Stockholder, then in such case each Stockholder hereby agrees to take, at any time and from time to time, all actions reasonably necessary to fill such vacancy as provided in Section 7.2(c). Upon the written request of the Co-Investor or the Majority Crestview Stockholders, as applicable, each other Stockholder shall vote promptly, or act by written consent with respect to, his her or its Common Shares beneficially and otherwise take or cause to be taken all actions reasonably necessary to remove any director designated by the Co-Investor or the Majority Crestview Stockholders, respectively, and to elect any replacement director designated by the Co-Investor or the Majority Crestview Stockholders, respectively. Except in the case of a removal for cause, no other Stockholder shall take any action to cause the removal of any directors designated by any other Stockholder.

(e) The Company shall reimburse the directors, and any individual designated by the Co-Investor pursuant to Section 7.2(a)(ii)(B), for all reasonable out-of-pocket expenses incurred in connection with their attendance at in-person meetings of the Board of Directors or any committee thereof, including reasonable travel, lodging and meal expenses.

7.3 IPO Mechanics. Subject to Section 7.4(a)(iii), notwithstanding anything to the contrary in this Agreement, in connection with and in order to facilitate an IPO, each Stockholder will take, or cause to be taken, all actions, and do, or cause to be done, all things necessary or advisable to expeditiously consummate and make effective such IPO, including (a) exchanging, on a pro rata basis, Common Shares for shares of common stock or other equity securities of any Subsidiary of the Company that is a holding company for all or substantially all of the operating assets of the Company or any other Affiliate of the Company that will be the issuer in such IPO, (b) effecting amendments to the Company’s Certificate of Incorporation and By-laws, as applicable, as are customary for a company which is to engage in an initial public offering of its equity securities, and (c) executing such further agreements, documents or instruments requested by the Board of Directors reasonably necessary or customary in connection with the foregoing; provided, however, that (i) any Stockholder that does not elect to participate in such IPO is not required to execute an underwriting agreement or sell any shares of capital stock of the Company in the IPO and (ii) the Co-Investor shall receive the same class or classes of securities received by the Crestview Stockholders in any exchange effected pursuant to clause (a) or as a result of any amendment to the Company’s Certificate of Incorporation pursuant to clause (b).

7.4 Fundamental Transactions.

(a) For so long as the Co-Investor and its Permitted Transferees, collectively, hold a number of Common Shares equal to at least 333,334 Common Shares (as adjusted for any stock splits, subdivisions, reclassifications and the like), in addition to any vote or consent of the Board of Directors or the Stockholders of the Company required by applicable law or the Certificate of Incorporation, and notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall take any of the following actions, or enter into any arrangement or contract to do any of the following actions, without the prior written consent of the Co-Investor:

(i)	any amendment, alteration, repeal or restatement of the Certificate of Incorporation or the By-laws that is disproportionately adverse to the Co-Investor relative to the Crestview Stockholders; provided, that it is hereby acknowledged and agreed that (without limitation) any amendment, alteration, repeal or restatement of the Certificate of Incorporation or the By-laws to incorporate the terms of any new class or series of capital stock issued in accordance with the terms hereof or thereof shall not be deemed to be disproportionately adverse to the Co-Investor relative to the Crestview Stockholders;

(ii)	engage at any time in any material respect in any business or business activity substantially different from any business or business activity conducted by the Company or any of its Subsidiaries as of the date hereof or any Similar Business;

(iii)	causing or allowing the Company to (A) be treated as other than a U.S. corporation for U.S. federal income tax purposes or (B) become a direct or indirect, partial or wholly-owned, subsidiary of a Person that is treated as a partnership for U.S. federal income tax purposes, some or all of the equity interests in which are owned by the Co-Investor;

(iv)

any incurrence, issuance or assumption (including by way of guarantee) of any indebtedness to the extent not permitted (without giving effect to any amendment or waiver) under the Credit Agreement (as then in effect); provided however, for so long as the Co-Investor’s consent rights under this Section 7.4(a) remain in effect, without the prior written consent of the Co-Investor, the Company shall not, for the purpose of engaging in a dividend recapitalization, cause the borrower under the Credit Agreement to enter into any amendment of the Credit Agreement or enter into any new Credit Agreement in connection with a refinancing, in each case, that permits “total net leverage” (as any such incurrence test may be defined therein) in excess of 6:00 to 1:00 without taking into account any other available baskets or other permitted indebtedness (it being acknowledged and agreed that, subject to the foregoing, any indebtedness permitted under any such amended or new Credit Agreement (including under any other available baskets or other permitted indebtedness) would not require the prior written consent of the Co-Investor); provided, further, that, the prior written consent of the Co-Investor shall not be required pursuant to this Section 7.4(a)(iii) at any time at which the Board of Directors in its business judgment determines that any incurrence, issuance or assumption (including by way of guarantee) of indebtedness is reasonably necessary or advisable based on the current or projected liquidity or financial condition of the Company and its Subsidiaries;

(v)	any transactions between the Company or any of its Subsidiaries, on the one hand, and any of the Crestview Stockholders or any of their respective Affiliates (other than the Company or any of its Subsidiaries) or any partner, member, managing director or principal of any of the Crestview Stockholders, on the other hand, other than (A) the Monitoring Agreement as entered into on the date hereof by and between DS Waters of America, Inc. and Crestview Advisors, L.L.C., (B) any non-material transactions between the Company or any of its Subsidiaries, on the one hand, and any portfolio companies of Crestview Partners, on the other hand, (C) as approved by a majority of the Disinterested Directors, any transactions on terms no less favorable than those that would be obtainable in a comparable arms’-length transaction, (D) any issuance of New Securities issued in accordance with Article V, (E) any transactions on “friends and family” terms that are generally available to the Co-Investor and do not exceed $750,000 individually or in the aggregate during any twelve (12) month period and (F) any indemnification or similar arrangements (including for the benefit of any directors nominated by the Crestview Stockholders) so long as substantially similar arrangements are made for the benefit of the Co-Investor and/or any director nominated by the Co-Investor (as applicable);

(vi)	any repurchase of, or dividend or distribution with respect to, Common Shares, other than (A) a repurchase of Repurchase Securities in accordance with Article VI and (B) repurchases, dividends or distributions in which each of the Crestview Stockholders and the Co-Investor are entitled to participate for its pro rata share of such repurchase, dividend or distribution; or

(vii)	entering into or amending any contract, arrangement, understanding or other similar agreement with respect to any of the foregoing subsections (i) – (vi).

(b) If the Board of Directors and the Majority Crestview Stockholders approve (i) any merger, consolidation, amalgamation or other business combination involving the Company, (ii) any acquisition (by purchase or otherwise) of all or a material portion of the business or assets of, or stock or other securities of, any Person, or (iii) the sale of all or substantially all of the business or assets of the Company, then each Stockholder hereby agrees (A) to vote or cause to be voted all of such Stockholder’s Common Shares in favor of such transaction and (B) not to exercise any appraisal or dissenters’ rights available under any law, rule, regulation, statute, organizational document or otherwise; provided, that the Crestview Stockholders shall have also agreed (or been deemed to have agreed) not to exercise any such appraisal or dissenters’ rights.

(c) The Crestview Stockholders and the Company shall reasonably consult in good faith with the Co-Investor prior to any acquisitions in excess of $30,000,000 on an individual basis or an aggregate amount of $50,000,000 annually.

7.5 Information.

(a) The Company agrees to cause to be furnished to the Co-Investor, the StepStone Stockholders, K. Dillon Schickli and Jim L. Turner, after they become available to the Company, copies of (i) the audited annual financial statements of the Company and/or its applicable consolidated Subsidiaries and (ii) the unaudited quarterly financial statements of the Company and/or its applicable consolidated Subsidiaries, in each case including an unaudited consolidated balance sheet and income statement.

(b) For so long as the Co-Investor and its Permitted Transferees, collectively, hold a number of Common Shares equal to at least 333,334 Common Shares (as adjusted for any stock splits, subdivisions, reclassifications and the like), the Company agrees to cause to be furnished to the Co-Investor: (i) upon request by the Co-Investor, documentation describing the capitalization of the Company, (ii) upon request by the Co-Investor, the Company’s annual strategic plan and budget; (iii) for so long as the Co-Investor is entitled to nominate a director in accordance with Section 7.2(a)(ii), reports and other information distributed to the Board of Directors (other than any reports or other information subject to attorney-client privilege or otherwise reasonably determined by the Board of Directors to be confidential in nature); and (iv) all periodic reports required to be provided to lenders pursuant to the Credit Agreement.

For the avoidance of doubt, all information furnished pursuant to this Section 7.5 shall constitute Confidential Information subject to the restrictions set forth in Section 9.14.

ARTICLE VIII

STOCK CERTIFICATE LEGEND

8.1 Stock Certificate Legend. A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each certificate representing Common Shares now held or hereafter acquired by any Stockholder shall for as long as this Agreement is effective bear legends substantially in the following forms:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE OFFERED AND SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS OR PURSUANT TO A WRITTEN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A “TRANSFER”) AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE STOCKHOLDERS AGREEMENT, DATED AS OF AUGUST 30, 2013 (THE “STOCKHOLDERS AGREEMENT”), BY AND AMONG DSW GROUP, INC. AND THE STOCKHOLDERS NAMED THEREIN, A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY’S PRINCIPAL OFFICE. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE STOCKHOLDERS AGREEMENT.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (a) in writing and served by personal delivery upon the party for whom it is intended; (b) delivered by facsimile with receipt confirmed; (c) delivered by certified mail, registered mail or courier service, return-receipt received by the party at the address set forth below, to the Persons indicated; or (d) delivered by electronic mail with receipt confirmed:

(i)	if to the Company, to:

c/o Crestview Partners II, L.P.
667 Madison Avenue, 10th Floor
New York, NY 10065
	Attention:	Jeff Marcus
Katherine Chung
	Facsimile:	(212) 906-0793
	Email:	jmarcus@crestview.com
kchung@crestview.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
	Attention:	Kenneth M. Schneider
Neil Goldman
	Facsimile:	(212) 757-3990
	Email:	kschneider@paulweiss.com
ngoldman@paulweiss.com

(ii)	if to any of the Crestview Stockholders, to:

c/o Crestview Partners II, L.P.
667 Madison Avenue, 10th Floor
New York, NY 10065
	Attention:	Jeff Marcus
Katherine Chung
	Facsimile:	(212) 906-0793
	Email:	jmarcus@crestview.com
kchung@crestview.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
	Attention:	Kenneth M. Schneider
Neil Goldman
	Facsimile:	(212) 757-3990
	Email:	kschneider@paulweiss.com
ngoldman@paulweiss.com

(iii)	if to any other Stockholder, to the address for such Stockholder set forth on Schedule 1 hereto.

Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner set forth in this Section 9.1.

9.2 Amendment and Waiver.

(a) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Majority Crestview Stockholders and (ii) only in the specific instance and for the specific purpose for which made or given; provided, however, that no such amendment, modification, supplement or waiver (x) that is disproportionately adverse to the Co-Investor relative to the Crestview Stockholders shall be made or given without the prior written consent of the Co-Investor, (y) that is disproportionately adverse to the StepStone Stockholders relative to the Crestview Stockholders shall be made or given without the prior written consent of the StepStone Stockholders or (z) that is disproportionately adverse to the Non-Crestview Stockholders, as a group, relative to the Crestview Stockholders shall be made or given without the prior written consent of the Majority Non-Crestview Stockholders. For purposes of this Section 9.2(b), it is hereby acknowledged and agreed that each of the following (without limitation) shall be deemed not to be (A) disproportionately adverse to the Co-Investor relative to the Crestview Stockholders, (B) disproportionately adverse to the StepStone Stockholders relative to the Crestview Stockholders or (C) disproportionately adverse to the Non-Crestview Stockholders, as a group, relative to the Crestview Stockholders: (1) any amendments to incorporate the terms of any new class or series of capital stock issued in accordance with the terms hereof; (2) any increase in the size of the Board of Directors and/or any rights granted to any Stockholder to designate one or more directors; (3) the granting of any consent or approval rights or any other governance rights provided to any Stockholder joined hereto after the date hereof; (4) any preemptive rights or tag-along rights granted to any Stockholder joined hereto after the date hereof; (5) any information rights provided to any Stockholder; and (6) any other rights or privileges provided to any other Stockholder, in each case, so long as the rights and privileges of the Non-Crestview Stockholders hereunder remain in effect.

(c) Notwithstanding the foregoing, this Agreement may be amended by the Company without the consent of the Stockholders (i) correct clerical errors, (ii) to join any Permitted Transferee of a Non-Crestview Stockholder to this Agreement in accordance with the terms of this Agreement as a “Management Stockholder,” a “Stockholder” or otherwise, (iii) to join any transferee of a Crestview Stockholder to this Agreement in accordance with the terms of this Agreement as a “Crestview Stockholder,” a “Co-Investor,” a “Stockholder” or otherwise, (iv) to join any officer, director or employee of, or consultant or advisor to, the Company or any Affiliate of the Company who holds or will hold Common Shares as a “Management Stockholder” and (v) to join any third party transferee to which the Company or any of its Subsidiaries issues and sells any shares of capital stock or any security convertible into or exchangeable for shares of capital stock of the Company or any of its Subsidiaries; provided, in each case, that such Person has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument substantially in the form attached hereto as Exhibit A.

9.3 Specific Performance. The parties hereto intend that each of the parties have the right to seek damages or specific performance in the event that any other party hereto fails to perform such party’s obligations hereunder. Therefore, if any party shall institute any Action to enforce the provisions hereof, any party against whom such Action is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

9.4 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

9.5 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

9.6 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, is intended by the parties as a final expression of their agreement and is intended be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein. This Agreement, together with the exhibits and schedules hereto, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

9.7 Term of Agreement. This Agreement shall become effective upon the execution and delivery hereof and shall terminate automatically without any action on the part of the Stockholders upon the earlier of (a) an IPO and (b) with respect to each Stockholder, when such Stockholder no longer owns any Common Shares; provided, that (i) the provisions of Article III (to the extent not superseded by the registration rights agreement contemplated therein) shall survive the consummation of an IPO and (ii) this Article IX shall survive the termination of this Agreement; provided, further, that no termination of this Agreement shall relieve a party, including the Company, of any liability for any breach occurring prior to such termination.

9.8 Interpretation; Construction. Unless the context of this Agreement otherwise clearly requires, (a) references made to a Section shall be to a Section of this Agreement, (b) references to the plural include the singular, and references to the singular include the plural, (c) references to one gender include the other gender, (d) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (e) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (f) the terms “day” and “days” mean and refer to calendar day(s), (g) the terms “year” and “years” mean and refer to calendar year(s) and (h) the term “dollar” or “$” means lawful currency of the United States. Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means, subject to the other terms of this Agreement, such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular law or statute means such law or statute as amended, modified, supplemented or succeeded, from time to time and in effect at any given time, and all rules and regulations promulgated thereunder. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.9 After-Acquired Securities. Unless otherwise specified, all of the provisions of this Agreement shall apply to all of the Common Shares now owned or which may be issued or transferred hereafter to a Stockholder in consequence of any additional issuance, purchase, exchange or reclassification of any of the Common Shares, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend, or which are acquired by a Stockholder in any other manner (including pursuant to the exercise of any option to purchase Common Shares).

9.10 Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by the internal laws of the State of Delaware, excluding any choice of law principles that would require the application of the laws of a jurisdiction other than the State of Delaware.

9.11 Consent to Jurisdiction and Service of Process.

(a) Any Action (whether in contract, tort or otherwise) seeking to enforce any provision of, or directly or indirectly arising out of or in any way relating to, this Agreement shall be brought in the Court of Chancery of the State of Delaware or, if such court declines jurisdiction, any federal court located in the State of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.1 shall be deemed effective service of process on such party.

(b) Nothing contained in Section 9.11(a) shall limit the right of any Stockholder to take any Action against any other Stockholder in any court of competent jurisdiction for the purposes of seeking any equitable remedy or relief, including injunctions, rescission or specific performance, nor shall the taking of any such Action by a Stockholder in one or more jurisdictions preclude the taking of any such Action in any other jurisdiction (whether concurrently or not) if and to the extent permitted by law.

9.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.13 Further Assurances. Each of the parties shall, and shall cause their respective controlled Affiliates to, execute such instruments and take such action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

9.14 Confidentiality. Each Non-Crestview Stockholder agrees that any Confidential Information provided to her, him or it is for such Non-Crestview Stockholder’s own confidential use only for purposes of evaluating such Non-Crestview Stockholder’s investment in the Company and that none of its existence, nature or content shall be used for any other purpose or disclosed by such Non-Crestview Stockholder to any Person other than its Affiliates, the officers, directors, managers, employees, auditors, attorneys and other advisers of such Non-Crestview Stockholder or its Affiliates (collectively, the “Representatives”), and then only on a strictly “need to know” basis in connection only with evaluating such Non-Crestview Stockholder’s investment in the Company. Each Non-Crestview Stockholder agrees, on its own behalf and on behalf of those that receive Confidential Information from such Non-Crestview Stockholder in accordance with this Section 9.14, (a) to hold such Confidential Information in the strictest confidence, (b) not to disclose such Confidential Information to any Person (including its Representatives) except on a confidential basis, and (c) to advise permitted recipients of the confidential nature of such information and of the obligation to maintain such confidentiality in accordance with the terms of this Section 9.14. Notwithstanding anything else herein to the contrary, (i) nothing herein will prohibit any Stockholder from disclosing any information to the extent that such disclosure is required by applicable law, legal requirement, regulation, court order or in connection with any litigation upon advice of outside counsel, in which case the Stockholder making such disclosure will use reasonable efforts to allow the Company reasonable time to seek a protective order in advance of its disclosure and (ii) each Stockholder shall be responsible for any breach of this Section 9.14 by any of its Representatives (including any such Representative that becomes a former Representative) or other Person that receives Confidential Information from such Stockholder. For the avoidance of doubt, notwithstanding the foregoing, nothing in this Section 9.14 shall prevent any Stockholder, so long as such Stockholder is a private equity fund (including the Co-Investor), from making disclosures to its limited partners in the ordinary course of business consistent with past practice; provided, that such disclosures shall be subject to customary confidentiality arrangements and shall be limited to those directors, officers and employees of each such limited partner that require such information in order to monitor such limited partner’s investment in such Stockholder.

9.15 Public Announcements. No Non-Crestview Stockholder shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the other transactions contemplated hereby without the prior written consent of the Majority Crestview Stockholders; provided, however, that nothing herein shall prohibit any Non-Crestview Stockholder from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is required by applicable law or legal requirement, upon advice of outside counsel, in which case the Non-Crestview Stockholder making such determination will use reasonable efforts to allow the Company reasonable time to comment on such release or announcement in advance of its issuance or publication and will use good faith efforts to incorporate any comments provided by the Company thereon.

9.16 Waiver of Corporate Opportunities. To the fullest extent permitted from time to time under Delaware law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are presented to its officers, directors or Stockholders other than those officers, directors or Stockholders who are employees of the Company. No amendment or repeal of this Section 9.16 shall apply to or have any effect on the liability or alleged liability of any officer, director or Stockholder of the Company for or with respect to any acts or omissions of such officer, director or stockholder occurring prior to such amendment or repeal.

9.17 Co-Investor Financial Activities. It is understood that the Co-Investor and its Affiliates (each a “Co-Investor Entity”), in the ordinary course of their business, provide underwriting, investment banking or other financial services, including securities underwriting and distribution, trading of corporate debt and equity securities, United States government and agency securities, non-U.S. sovereign debt and mortgage and municipal securities, trading of swaps and derivative instruments, mergers and acquisitions; financial advisory services for restructurings, private placements and lease and project financings, making loans, real estate brokerage and finance, merchant banking, stock brokerage and research, asset management and trading of foreign exchange and commodities (collectively, “Financial Services”). Each of the Crestview Stockholders and the Company agrees that, subject to compliance with the provisions of Section 9.14, it will not interpret anything in this Agreement to prohibit, restrict or limit any Co-Investor Entity from providing any Financial Services to any Person.

9.18 Expenses. Each party shall pay its own expenses incurred in connection with the authorization, preparation, negotiation, execution and performance of this Agreement, including all fees and expenses of its Representatives.

9.19 Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs, legatees and legal representatives. This Agreement is not assignable except in connection with a transfer of Common Shares in accordance with the terms of this Agreement.

9.20 Certain Representations and Warranties. Each party hereby represents and warrants to the other parties as follows: (a)(i) if such party is an entity, such party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and (ii) if such party is an individual, such party has all requisite capacity to execute and deliver this Agreement and to perform his or her obligations hereunder, (b) this Agreement has been duly executed and delivered by such party and constitutes a valid, legal and binding agreement of such party, enforceable against such party in accordance with its terms and (c) neither the execution of this Agreement by such party nor the performance of such party’s obligations hereunder will conflict with or violate, or result in a breach or default under the Certificate of Incorporation, the By-laws or, any applicable law or legal requirement or any agreement to which such party is a party or is otherwise bound.

9.21 Relationship of the Parties. Nothing in this Agreement and no actions taken by the parties under this Agreement will create a partnership, association or other co-operative entity or establish a relationship of principal and agent between or among any of the Stockholders for any purpose.

9.22 Counterparts. This Agreement may be executed in one or more counterparts (by facsimile or via email as a portable document format (.pdf)), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

DSW GROUP, INC.

By:	/s/ Thomas J. Harrington
	Name:	Thomas J. Harrington
	Title:	CEO and President

CRESTVIEW STOCKHOLDERS:

CRESTVIEW DSW INVESTORS, L.P.

By:	Crestview DSW GP, LLC,
its General Partner

By:	/s/ Evelyn C. Pellicone
	Name:	Evelyn C. Pellicone
	Title:	Treasurer

CO-INVESTOR:

CS NPS, L.P.

By:	CS NPS GP, LLC,
its General Partner
By:	DLJ MB Advisors, LLC
its Managing Member

By:	/s/ Kenneth J. Coulson
	Name:	Kenneth J. Coulson
	Title:	Chairman

[Signature Page to Stockholders Agreement]

STEPSTONE STOCKHOLDERS

STEPSTONE K STRATEGIC OPPORTUNITIES FUND, L.P.

By:	StepStone K Opportunities (GP), LLC
its General Partner

By:	/s/ Jason Ment
	Name:	Jason Ment
	Title:	Partner and General Counsel

STEPSTONE XL OPPORTUNITIES FUND, L.P.

By:	StepStone XL (GP), LLC
its General Partner

By:	/s/ Jason Ment
	Name:	Jason Ment
	Title:	Partner and General Counsel

[Signature Page to Stockholders Agreement]

OTHER STOCKHOLDERS

JIM L. TURNER

By:	/s/ Jim L. Turner
	Name:	Jim L. Turner

[Signature Page to Stockholders Agreement]

OTHER STOCKHOLDERS

K. DILLON SCHICKLI

By:	/s/ K. Dillon Schickli
	Name:	K. Dillon Schickli

[Signature Page to Stockholders Agreement]

Schedule 1

COMMON SHARE OWNERSHIP

(as of September 13, 2013)

Stockholders	Number of Common Shares	Percentage of Common Shares
I. Crestview Stockholders

Crestview DSW Investors, L.P.	1,750,000	67.13%

II. Co-Investor

CS NPS, L.P. c/o Customized Fund Investment Group One Madison Avenue, 9th Fl. New York, NY 10010	500,000	19.18%

III. StepStone Stockholders

StepStone K Strategic Opportunities Fund, L.P. c/o StepStone Group LP 4350 La Jolla Village Drive, Suite 800 San Diego, CA 92122 Attention: Chief Financial Officer Telephone: (858) 558-9700 Facsimile: (858) 558-9701 Email: reporting@stepstoneglobal.com	250,000	9.59%

StepStone XL Opportunities Fund, L.P. c/o StepStone Group LP 4350 La Jolla Village Drive, Suite 800 San Diego, CA 92122 Attention: Chief Financial Officer Telephone: (858) 558-9700 Facsimile: (858) 558-9701 Email: reporting@stepstoneglobal.com	27,500	1.05%

IV. Other Stockholders

K. Dillon Schickli	40,000	1.53%

Jim L. Turner	30,000	1.15%

Schedule 1

V. Management Stockholders

Thomas J. Harrington c/o DS Waters 5660 New Northside Drive Suite 500 Atlanta, Georgia 30328 Email: tharrington@water.com	6,500	0.25%

Ron Frieman c/o DS Waters Email: rfrieman@water.com	1,300	0.05%

Robert Bramski c/o DS Waters Email: bbramski@water.com	680	0.03%

Randy Lindquist c/o DS Waters Email: rlindquist@water.com	500	0.02%

Ryan Owens c/o DS Waters Email: rowens@water.com	500	0.02%

TOTAL	2,606,980	100.00%

Schedule 1

Exhibit A

FORM OF

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Joinder Agreement”) to the Stockholders Agreement, dated as of August 30, 2013 (as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof, the “Stockholders Agreement”), by and among DSW Group, Inc., a Delaware corporation (the “Company”), and the stockholders of the Company named therein, is made and entered into as of [            ], 20[    ], by and between the Company and the undersigned. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Stockholders Agreement.

WHEREAS, the undersigned wishes to receive from [[            ] (the “Transferor Stockholder”), pursuant to a transfer permitted under Article II of the Stockholders Agreement] [the Company, pursuant to an issuance of New Securities] [the Company, pursuant to an exercise of stock options in accordance with the Company Incentive Plan], [                ] shares, par value $0.01 per share, of Common Stock of the Company (the “Common Shares”);

WHEREAS, the Common Shares are subject to the terms and conditions set forth in the Stockholders Agreement, and the undersigned has been given a copy of the Stockholders Agreement and afforded ample opportunity to read it, and the undersigned is thoroughly familiar with its terms;

WHEREAS, pursuant to terms of the Stockholders Agreement, the [Transferor Stockholder] [Company] is prohibited from [transferring] [issuing] such Common Shares and the Company is prohibited from registering the [transfer] [issuance] of the Common Shares unless and until the recipient of such Common Shares acknowledges the terms and conditions of the Stockholders Agreement and agrees to be bound thereby; and

WHEREAS, the undersigned wishes to receive such Common Shares and have the Company register the [transfer] [issuance] of such Common Shares.

NOW, THEREFORE, in consideration of the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the [Transferor Stockholder] [Company] to [transfer] [issue] such Common Shares to the undersigned and the Company to register such [transfer] [issuance], the undersigned does hereby acknowledge and agree that (i) [he/she/it] has been given a copy of the Stockholders Agreement and ample opportunity to read it, and the undersigned is thoroughly familiar with its terms, (ii) the Common Shares are subject to the terms and conditions set forth in the Stockholders Agreement, and (iii) the undersigned does hereby agree fully to be bound thereby as [a “Crestview Stockholder”] [a “Co-Investor”] [a “Management Stockholder”] [a “Stockholder”].

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of this      day of             , 20    .

[ ]

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

DSW GROUP, INC.

By:
Name:
Title: